Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation	Doing Business As
General Physics (UK) Ltd.	United Kingdom	General Physics

The company has additional subsidiaries, which considered in the aggregate or as a single subsidiary, do not constitute a significant subsidiary pursuant to Rule 1-02(w) of Regulation S-X.